LOGO                                                  LOGO




                             FOR IMMEDIATE RELEASE



FROM:    First Charter Corporation   Bank of Union
         22 Union Street, North      201 North Charlotte Avenue
         Concord, NC 28026-0228      Monroe, NC 28112

CONTACT: Lawrence M. Kimbrough       H. Clark Goodwin
         President and Chief         President and Chief
         Executive Officer           Executive Officer
         (704) 786-3300              (704) 289-9555

DATE:    September 13, 1995


                  FIRST CHARTER CORPORATION AND BANK OF UNION
                          ANNOUNCE AGREEMENT TO MERGE


      First Charter Corporation (FCTR) and Bank of Union jointly announced today the signing of a definitive agreement to merge. The transaction, which is expected to close in the first quarter of 1996, will create the largest community banking company serving the Greater Charlotte Metropolitan Area of North Carolina with a combined $470 million in assets.

      Bank of Union will add five full service banking offices in Union and Mecklenburg Counties to First Charter's twelve offices which serve Cabarrus, Mecklenburg and Rowan Counties. At June 30, 1995, Bank of Union had approximately $134 million in assets and $117 million in deposits. Bank of Union earned returns on assets and returns on equity of 1.29% and 15.43%, respectively, for the second quarter ended June 30, 1995.

      In the transaction, Bank of Union shareholders will receive
0.75 shares of the common stock of First Charter for each share of Bank of Union common stock. Based on a First Charter stock price of $20.50 as of September 13, 1995, the total transaction value equals $33.7 million or $15.38 for each share of Bank of Union common stock. No fractional shares of First Charter stock will be issued and the transaction is structured to qualify as a tax-free reorganization. The merger agreement, which is based on a fixed exchange ratio, is anticipated to be accounted for as a pooling of interests. Under the terms of the merger Bank of Union will become a separate subsidiary of First Charter Corporation. In addition, the Bank of Union has granted First Charter the option to purchase up to 19.9 percent of its outstanding common stock, under certain circumstances.


  Lawrence M. Kimbrough, President and Chief Executive Officer of First Charter Corporation, stated, "The merger with Bank of Union continues our strategy of building the Greater Charlotte Metropolitan Area's premier community bank. Union County, much like First Charter's existing markets, is a dynamic banking market with some of the best demographic trends in the State. We believe that the combined operations will be able to better serve the needs of the consumers and businesses in these markets."

      Mr. Kimbrough furthered, "First Charter is committed to being not only the premier community banking company in the Greater Charlotte Metropolitan Area, but also one of the most profitable banking companies in the nation. We anticipate that the merger will enhance First Charter's earnings per share by the end of 1996."

      H. Clark Goodwin, President and Chief Executive Officer of Bank of Union, noted, "We are pleased to be joining forces with First Charter, a company with a history of serving its communities, providing a challenging and rewarding environment for its employees, delivering strong financial performance and yielding solid shareholder returns. We look forward to teaming up with First Charter and to continuing to serve the banking needs of Union and Mecklenburg Counties."

      Consummation of the proposed merger is subject to certain conditions, among them, regulatory approval and approval by the shareholders of First Charter and Bank of Union. First Charter Corporation common stock is traded on the Nasdaq National Market System under the quotation symbol "FCTR".